Exhibit 10.68
WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Compensation Recoupment Policy

Effective November 15, 2017

1. Introduction. The Board of Directors (the "Board") of Willis Towers Watson Public Limited Company (the
"Company” or "WTW") believes that it is in the best interests of the Company and its shareholders to expand its existing compensation recoupment policy ("Recoupment Policy"). The Board will revisit this Recoupment Policy in accordance with any final rules and regulations issued by the Securities and Exchange Commission ("SEC") or
Nasdaq in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of

2010. Capitalized terms used in this Recoupment Policy are defined as provided herein.

2. Administration. The Recoupment Policy shall be administered by the Board, or, if so delegated by the Board, any committee or sub-committee of the Board. The Board has the sole discretion to interpret the terms of the
Recoupment Policy and make determinations under it, and any action taken by the Board pursuant to the
Recoupment Policy shall be within the absolute discretion of the Board. Any interpretations or determinations made by the Board shall be final and binding on all affected individuals.
3. Covered Persons. Any person who is or was an Operating Committee member or a Section 16 officer, as designated by WTW:

a. at any time during the performance period for the Erroneously Awarded Incentive Compensation, in the event of recoupment due to Financial Restatement; or

b. at the time of the Detrimental Conduct, in the event of recoupment due to Detrimental Conduct.

4. Incentive Compensation. Any incentive compensation received by a Covered Person (including compensation awarded, earned, paid or payable to a Covered Person), including without limitation, any bonus, short-term incentive award or amount, long-term incentive award or amount, including any equity-based awards.

5. Recoupment due to Financial Restatement: In the event of a revision of previously issued financial statements to correct one or more errors that are material to those financial statements ("Financial Restatement”), the Board may recover up to the amount of the Erroneously Awarded Incentive Compensation received within the three years preceding the date on which the Board determines a Financial Restatement is required if, in the Board's judgment and determination, the Covered Person engaged in fraud, negligence or other misconduct that contributed to the need for the Financial Restatement. For the avoidance of doubt, Financial Restatement does not include any restatement required due to changes in accounting rules or standards or changes in applicable law, or retrospective revisions or reclassifications made to reflect a change in the structure or operations of WTW.

6. Recoupment due to Detrimental Conduct: In the event that a Covered Person engages Detrimental Conduct that, in the sole discretion of the Board, is likely to cause or has caused material financial, operational, or reputational harm to WTW, the Board may recover Incentive Compensation received by the Covered Person during and after the period in which such Detrimental Conduct occurred. Detrimental Conduct subject to this Recoupment Policy must have occurred within the three years preceding the date on which the Board determines that Detrimental Conduct has occurred. Detrimental Conduct consists of:
i. the commission of an act of fraud, misappropriation or embezzlement in the course of employment;
ii. the commission of a criminal act, whether or not in the workplace, that in the Board's sole discretion, constitutes a felony or crime of comparable magnitude that could subject WTW to reputational harm;
iii. the material violation of a non-compete, non-solicitation, or confidentiality agreement; or
iv. the willful and material breach of a Covered Person's obligations under WTW's Code of Conduct (the "Code") relating to compliance with law or regulations that would give rise to dismissal under the Code or termination for Cause; or

v. any act or omission involving willful misconduct that resulted in such Covered Person's termination for Cause.
For the purposes of this Recoupment Policy, "Cause" shall mean the most recent definition of "Cause" in the long-term performance share unit incentive awards granted prior to this Policy to members of the Operating Committee (in each case, using the formulation that would apply in the absence of an employment agreement).

7. Amount and Method of Recovery. The Board shall determine the amount of Incentive Compensation to be recovered in its sole discretion as follows:
a. In the event of recoupment due to Financial Restatement, up to the amount (if any) by which the Incentive Compensation received exceeds the amount that would have been received if calculated based upon the Financial Reporting Measures had such error(s) not been made ("Erroneously Awarded Incentive Compensation").
Financial Reporting Measures include consolidated and/or operating Company financial reporting measures that are used in preparing WTW's financial statements or terms of compensation awards (or results that are derived from such measures), as well as stock price and measures of shareholder return. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.
For Incentive Compensation based in part or whole on stock price or measures of shareholder return, Erroneously Awarded Incentive Compensation will be calculated with reference to an average stock-price-to-earnings multiple over the applicable performance period, in a manner prescribed by the Board in its sole discretion.
b. In the event of recoupment due to Detrimental Conduct, an amount of Incentive Compensation up to and based upon the Covered Person's relative degree of fault or involvement, the impact of the conduct on WTW, the magnitude of any loss caused and other relevant facts and circumstances.
The Board may effect recoupment in any manner consistent with applicable law including, but not limited to, (a) seeking reimbursement of all or part of an award previously paid, (b) cancelling prior awards, whether vested or unvested or paid or unpaid, (c) cancelling or setting-off against planned future grants, and (d) any other method authorized by applicable law or contract.

8. Acknowledgement by Operating Committee Members and Section 16 Officers. The Company shall provide notice and seek written acknowledgement of this Recoupment Policy from each Operating Committee member and Section 16 officer, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the person is appointed as an Operating Committee member or Section 16 officer, providing that, under this Recoupment Policy and such person's employment agreement, if any, the Company may recoup IncentiveCompensation as provided herein.

9. Effective Date. The Recoupment Policy shall be effective as of the date they are adopted by the Board (the "Effective Date") and shall apply to compensation that is awarded or granted to Covered Persons on or after that date (and shall not apply to compensation that is granted or awarded before that date).